Exhibit (c)(2)(ix)
ISSUE 28 - 2
PREPARED FOR US1 INDUSTRIES, INC.
FAIRNESS OPINION OF US1 INDUSTRIES, INC.
GUIDELINE COMPANIES DESCRIPTIONS

Company	Ticker	Headquarters	Description	Exclusions

US1 INDUSTRIES	USOO	Valparaiso, IN
US 1 Industries, Inc. is a holding company, which through its subsidiaries, carries all forms of freight transported by truck, including trucking services such as containerized, refrigerated and flatbed transportation.
Subject Company

CON-WAY	CNW	San Mateo, CA
Con-way, Inc. provide transportation, logistics and supply-chain management services for a wide range of manufacturing, industrial and retail customers. It has divided into five reporting segments: Freight, Logistics, Truckload, Vector and Other.
LTL transportation. Company with significant investment in "revenue equipment" (e.g. trucks)

LANDSTAR SYSTEM	LSTR	Jacksonville, FL
Landstar System, Inc is engaged as a transportation & logistics services company, providing transportation capacity & related transportation services to shippers throughout the United States and to a lesser extent in Canada.

UNIVERSAL TRUCKLOAD SVCS	UACL	Warren, MI	Universal Truckload Services, Inc. is a non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec.

AUTOINFO	AUTO	Boca Raton, FL
AutoInfo, Inc. is a non-asset based transportation services company, which through its wholly-owned subsidiaries, provides transportation capacity & related transportation services to shippers throughout the United States, & to a lesser extent, Canada.
Over the Counter security

HUB GROUP A	HUBG	Downers Grove, IL	Hub Group, Inc. is an asset light freight transportation management company, which offers intermodal, truck brokerage and logistics services.	Third party logistic provider

CH ROBINSON WORLDWIDE	CHRW	Eden Prairie, MN	CH Robinson Worldwide, Inc. is a third party logistics company, which provides freight transportation services and logistics solutions to companies of all sizes, in a variety of industries.	Third party logistic provider

PACER INTERNATIONAL INC	PACR	Dublin, OH
Pacer International, Inc. is an asset-light North American transportation and logistics services provider. The Company focuses on delivering an integrated door-to-door intermodal product to the end-shipper/beneficial cargo owners, along with complementary logistics services.
Third party logistic provider

EXPRESS-1 EXPEDITED SLTNS	XPO	Saint Joseph, MI	Express-1 Expedited Solutions, Inc. is a transportation services organization, focused upon transportation services. Its business units are Express-1, Concert Group Logistics and Bounce Logistics.

RADIANT LOGISTICS INC	RLGT	Bellevue, WA
Radiant Logistics, Inc. is a non-asset based logistics company providing domestic and international freight forwarding services through a network, which includes a combination of company owned and exclusive agent offices across North America.

WLG INC	WLGI	Des Plaines, IL
WLG Inc. (WLG) is an international, non-asset based logistics company that provides air and ocean freight forwarding, contract logistics, customs brokerage and other supply chain management services to its customers from its offices in Hong Kong, the People's Republic of China, Australia, the United States, the United Kingdom and through a worldwide network of independent cargo agents.
Pink Sheet